Exhibit 99.1
Princeton National Bancorp, Inc. Increases Earnings Per Share 13.0%
PRINCETON, ILLINOIS – October 23, 2007 – Princeton National Bancorp, Inc. (NASDAQ: PNBC) reported third quarter fully diluted earnings per share increased 13.0% to $.52 from $.46 in the second quarter of 2007 and 10.6% from the third quarter of 2006. Third quarter net income increased 12.1% to $1,740,354 from $1,552,810 in the second quarter and 8.3% from $1,607,414 in the third quarter of 2006.
“The results for the third quarter were very encouraging,” said Tony J. Sorcic, President and Chief Executive Officer. “The net interest margin increased 8 basis points from the second quarter, non-interest income increased 7.8%, and the return on average equity increased 11.4%. Based on the September 30th level of interest-earning assets, the improvement in the net interest margin equates to an increase in net (annualized pre-tax) interest income of $747,000. Management believes the net interest margin will continue to improve during the remainder of the year; however, if there is another prime rate decrease in the fourth quarter, the net interest margin will again be under pressure.”
Non-interest income for the quarter was $2,935,000. As stated above, this represents a 7.8% increase from the second quarter and a 14.5% increase from the third quarter of 2006. The Company’s non-interest income has equaled or exceeded 1% of average assets for 29 consecutive quarters. Non-interest income growth continues to be an integral component of the Company’s success.
As a percentage of average assets, non-interest expense was 2.85% for the third quarter, a decrease from 2.88% for the second quarter. The non-interest expense as a percentage of average assets for the nine months ending September 30, 2007 was 2.87%. Operating expenses are well-controlled and emphasis will continue to be placed on improving efficiencies. The last time the Company was at this level for an entire year was 1993.
Significant improvement has been seen in the return on average equity in 2007. The first quarter return on average equity was 8.80%, and increased to 9.56% in the second quarter and 10.65% in the third quarter. Continued improvement in the return on average equity is anticipated in the fourth quarter.
When comparing the first nine months of 2007 to the same period in 2006, non-interest income of $8,302,000 increased 7.6% and net interest income of $19,829,000 increased 2.4%, while net income decreased 2.4% to $4,723,000 and fully diluted earnings per share decreased 1.4% to $1.41.
Assets at September 30, 2007 were $1.060 billion, representing growth of $28.1 million, or 2.7%, since December 31, 2006. During the first nine months of 2007, total loans increased

$60.8 million, ending the quarter at $690,228,000. The loan-to-asset ratio increased to 65.1% at September 30, 2007 from 61.0% at December 31, 2006, and was as high as 67.3% during the quarter. The decision of the Subsidiary Bank to fund loans with maturities from the investment portfolio, rather than exclusively through deposit growth, has had a positive impact on the net interest margin. The investment portfolio has decreased $45.3 million since year-end 2006. The Subsidiary Bank currently has $71.3 million in its commercial banking pipeline, which, if funded, should help fuel continued improvement in the net interest margin. The non-performing loans represent 0.93% of the total loan portfolio at September 30, 2007. The Subsidiary Bank has no sub-prime loans in the loan portfolio.
The Company ended the third quarter of 2007 with total deposits and repurchase agreements of $935.6 million, a $22.4 million increase from $913.2 million at December 31, 2006. As stated in previous reports, the increase occurred primarily in checking, time deposit, repurchase agreements and money market accounts.
The banking environment has shown significant improvement, although the net interest margin continues to be below historical levels. Our priorities in the fourth quarter will be: continuing the growth trend in the loan portfolio; increasing non-interest income; attracting core deposits (especially non-interest bearing deposits); and improving earnings per share. Management is focused on building franchise value through the execution of the Company’s strategy. The staff of the Subsidiary Bank is committed to being the best community bank in each of the markets served. Additional financial information is available at www.pnbc-inc.com.
The Company has not purchased any shares under the 50,000 share Stock Repurchase Plan which was announced on April 24, 2007. The Company currently has 3,316,224 outstanding shares of common stock. Since 1997, the Company has repurchased a total of 1,334,271 shares through stock repurchase programs.
The Company offers shareholders the opportunity to participate in the Princeton National Bancorp, Inc. Dividend Reinvestment and Stock Purchase Plan. The Company also offers electronic direct deposit of dividends. To obtain information about the stock purchase plan or electronic direct deposit, please contact us at 815-875-4445, extension 650.
Princeton National Bancorp, Inc. is the parent holding company of Citizens First National Bank, a $1.060 billion community bank with strategic locations in 8 counties in northern Illinois. The Company is well-positioned in the high growth counties of Will, Kendall, Kane, Grundy, DeKalb and LaSalle plus Bureau and Marshall. Communities include: Aurora, DePue, Genoa, Hampshire, Henry, Huntley, Millbrook, Minooka, Newark, Oglesby, Peru, Plainfield, Plano, Princeton, Sandwich, Somonauk and Spring Valley. The Subsidiary Bank, Citizens First National Bank, provides financial services to meet the needs of individuals, businesses and public entities.
This press release contains certain forward-looking statements, including certain plans, expectations, goals, and projections, which are subject to numerous assumptions, risks, and uncertainties. These forward-looking statements are identified by the use of words such as 1) believes, 2) anticipates, 3) estimates, 4) expects, 5) projects or similar words. Actual results could differ materially from those contained or implied by such statements for a variety of factors including: changes in economic conditions; movements in interest rates; competitive pressures on product pricing and services; success and timing of business strategies; the nature, extent, and timing of governmental actions and reforms; and extended disruption of vital infrastructure. The figures included in this press release are unaudited and may vary from the audited results.

Inquiries should be directed to:	Lou Ann Birkey, Vice President – Investor Relations, Princeton National Bancorp, Inc. (815) 875-4444, E-Mail address: pnbc@citizens1st.com

CONSOLIDATED BALANCE SHEETS
 (dollars in thousands, except share data)

	September 30,
	2007	December 31,
	(unaudited)	2006
ASSETS

Cash and due from banks	$23,398	$33,882
Interest-bearing deposits with financial institutions	8,423	103
Federal funds sold	17,700	5,200

Total cash and cash equivalents	49,521	39,185

Loans held for sale, at lower of cost or market	939	4,512

Investment securities available-for-sale, at fair value	206,682	252,467
Investment securities held-to-maturity, at amortized cost	15,973	15,449

Total investment securities	222,655	267,916

Loans, net of unearned interest	690,228	629,472
Allowance for loan losses	(3,221)	(3,053)

Net loans	687,007	626,419

Premises and equipment, net	32,638	28,670
Bank-owned life insurance	22,324	21,470
Interest receivable	10,575	11,139
Goodwill, net of accumulated amortization	24,521	23,029
Intangible assets, net of accumulated amortization	5,317	5,921
Other real estate owned	701	0
Other assets	3,895	3,698

TOTAL ASSETS	$1,060,093	$1,031,959

LIABILITIES

Demand deposits	$91,186	$107,834
Interest-bearing demand deposits	258,911	231,953
Savings deposits	115,410	116,246
Time deposits	436,111	425,866

Total deposits	901,618	881,899

Customer repurchase agreements	33,978	31,344
Advances from the Federal Home Loan Bank	6,980	6,970
Interest-bearing demand notes issued to the U.S. Treasury	2,387	2,333
Federal funds purchased	0	0
Trust Preferred securities	25,000	25,000
Note payable	13,050	8,500

Total borrowings	81,395	74,147

Other liabilities	10,532	10,558

Total liabilities	993,545	966,604

STOCKHOLDERS’ EQUITY

Common stock	22,391	22,391
Surplus	18,246	18,158
Retained earnings	50,126	48,109
Accumulated other comprehensive loss, net of tax	(750)	(960)
Less: Treasury stock	(23,465)	(22,343)

Total stockholders’ equity	66,548	65,355

TOTAL LIABILITIES & STOCKHOLDERS’ EQUITY	$1,060,093	$1,031,959

CAPITAL STATISTICS (UNAUDITED)

YTD average equity to average assets	6.35%	6.70%
Tier 1 leverage capital ratio	6.23%	6.33%
Tier 1 risk-based capital ratio	8.19%	8.75%
Total risk-based capital ratio	8.61%	9.18%
Book value per share	$20.07	$19.50
Closing market price per share	$26.18	$32.55
End of period shares outstanding	3,316,224	3,351,410
End of period treasury shares outstanding	1,162,071	1,126,885

CONSOLIDATED STATEMENTS OF INCOME
 (dollars in thousands, except share data)

	THREE MONTHS	THREE MONTHS	NINE MONTHS	NINE MONTHS
	ENDED	ENDED	ENDED	ENDED
	September 30, 2007	September 30, 2006	September 30, 2007	September 30, 2006
	(unaudited)	(unaudited)	(unaudited)	(unaudited)
INTEREST INCOME

Interest and fees on loans	$12,980	$10,714	$36,880	$30,559
Interest and dividends on investment securities	2,619	2,767	8,472	7,905
Interest on federal funds sold	24	206	246	357
Interest on interest-bearing time deposits in other banks	9	59	85	77

Total Interest Income	15,632	13,746	45,683	38,898

INTEREST EXPENSE

Interest on deposits	7,677	6,397	22,777	16,736
Interest on borrowings	1,105	961	3,077	2,791

Total Interest Expense	8,782	7,358	25,854	19,527

Net interest income	6,850	6,388	19,829	19,371
Provision for loan losses	250	80	550	175

Net interest income after provision	6,600	6,308	19,279	19,196

NON-INTEREST INCOME
Trust & farm management fees	353	300	1,124	1,158
Service charges on deposit accounts	1,174	1,065	3,259	3,166
Other service charges	535	501	1,492	1,336
Gain on sales of securities available-for-sale	149	98	358	158
Gain on sale of loans	0	0	0	90
Brokerage fee income	224	201	641	563
Mortgage banking income	257	149	666	536
Bank-owned life insurance	203	205	608	581
Other operating income	40	45	154	125

Total Non-Interest Income	2,935	2,564	8,302	7,713

NON-INTEREST EXPENSE
Salaries and employee benefits	4,257	3,936	12,574	11,944
Occupancy	569	523	1,770	1,458
Equipment expense	756	717	2,371	2,138
Federal insurance assessments	84	78	254	236
Intangible assets amortization	177	163	528	488
Data processing	268	194	797	781
Advertising	188	220	539	634
Other operating expense	1,088	1,135	3,219	3,525

Total Non-Interest Expense	7,387	6,966	22,052	21,204

Income before income taxes	2,148	1,906	5,529	5,705
Income tax expense	408	299	806	867

Net income	$1,740	$1,607	$4,723	$4,838

Net income per share:
BASIC	$0.53	$0.48	$1.42	$1.43
DILUTED	$0.52	$0.47	$1.41	$1.43

Basic weighted average shares outstanding	3,314,913	3,372,188	3,331,852	3,372,780
Diluted weighted average shares outstanding	3,322,292	3,393,341	3,342,689	3,394,517

PERFORMANCE RATIOS (annualized)

Return on average assets	0.67%	0.66%	0.61%	0.69%
Return on average equity	10.65%	9.90%	9.67%	10.12%
Net interest margin (tax-equivalent)	3.23%	3.23%	3.17%	3.39%
Efficiency ratio (tax-equivalent)	71.45%	72.86%	73.80%	73.27%

ASSET QUALITY

Net loan charge-offs	$139	$(4)	$382	$201
Total non-performing loans	$6,408	$4,125	$6,408	$4,125
Non-performing loans as a % of total loans	0.93%	0.70%	0.93%	0.70%